As Filed with the Securities and Exchange Commission on August 25, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

TIVO INC.

(Exact name of Registrant as specified in its charter)

Delaware	77-0463167
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2160 Gold Street

P.O. Box 2160

Alviso, California 95002

(Address of Principal Executive Offices including Zip Code)

TIVO INC. 2008 EQUITY INCENTIVE AWARD PLAN

(Full Title of the Plan)

Cal Hoagland Interim Chief Financial Officer TiVo Inc. 2160 Gold Street, P.O. Box 2160 Alviso, California 95002 (408) 519-9100	Copy to: Keith Benson, Esq. Latham & Watkins LLP 505 Montgomery Street, Suite 2000 San Francisco, California 94111-2562 (415) 391-0600

(Name and address, including zip code, and telephone

number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated file” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount of Shares to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, $0.001 par value per share	8,400,000	$7.73	$64,932,000	$2,551.83
Preferred Stock Purchase Rights	(4)	(4)	(4)	(4)

(1)	This registration statement shall also cover any additional shares of common stock which become issuable under the TiVo Inc. 2008 Equity Incentive Award Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of the Registrant’s Common Stock.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) using the average of the high ($7.82) and low ($7.64) sale prices for the Registrant’s common stock, par value $0.001, per share, reported by the Nasdaq National Market on August 19, 2008.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act.
(4)	Each share of common stock includes a right to purchase one one-hundredth of a share of the Registrant’s Series B Junior Participating Preferred Stock, par value $0.001 per share. The rights to purchase shares of the Registrant’s Series B Junior Participating Preferred Stock are attached to and trade with the shares of the Registrant’s common stock being registered hereby. Value attributed to such rights, if any, is reflected in the market price of the Registrant’s common stock.

Proposed sales to take place as soon after the effective date of the Registration Statement as stock bonuses are granted under the Plan or options granted under the Plan are exercised.

Part I. INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information

The document(s) containing the information specified in Item 1 will be sent or given to employees as specified in Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Act”) and are not required to be filed as part of this registration statement.

Item 2. Registrant Information and Employee Plan Annual Information

The document(s) containing the information specified in Item 2 will be sent or given to employees as specified in Rule 428(b)(1) under the Act and are not required to be filed as part of this registration statement.

Part II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

This registration statement incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission:

•

Annual Report on Form 10-K for the year ended January 31, 2008, including information specifically incorporated by reference into the Form 10-K from our revised definitive proxy statement for our 2008 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission on June 20, 2008;

•	Quarterly Report on Form 10-Q for the quarter ended April 30, 2008, filed with the Securities and Exchange Commission on June 9, 2008;

•	Current Reports on Form 8-K, filed on February 1, 2008; March 5, 2008 (Item 8.01 only); April 1, 2008; April 2, 2008; May 28, 2008 (Item 8.01 only); May 29, 2008; and August 12, 2008; and

•	The description of our common stock contained in our Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on August 25, 1999.

We are also incorporating by reference all other reports that we file with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and until we file a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law, or DGCL, allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify these persons for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our Amended & Restated Certificate of Incorporation and Amended & Restated Bylaws provide for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the DGCL. We have also entered into agreements with our directors and substantially all of our executive officers that will require us, among other things, to indemnify them against liabilities that may arise by reason of their status or service as directors and officers to the fullest extent not prohibited by law. In addition, we carry director and officer liability insurance.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The following exhibits are filed as part of this registration statement.

4.1	TiVo Inc. 2008 Equity Incentive Award Plan.

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1 hereto).

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on the signature page to this Registration Statement).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alviso, State of California, on this 25th day of August, 2008.

TIVO INC., a Delaware corporation

By:	/s/ Cal Hoagland
Cal Hoagland
Interim Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Thomas S. Rogers, Cal Hoagland, and Matthew P. Zinn, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas S. Rogers	Chief Executive Officer and Director	August 25, 2008
Thomas S. Rogers	(Principal Executive Officer)

/s/ Cal Hoagland	Interim Chief Financial Officer	August 25, 2008
Cal Hoagland	(Principal Financial and Accounting Officer)

/s/ Jeffrey T. Hinson Jeffrey T. Hinson	Director	August 25, 2008

/s/ Randy Komisar	Director	August 25, 2008
Randy Komisar

/s/ Mark W. Perry	Director	August 25, 2008
Mark W. Perry

/s/ Thomas Wolzien Thomas Wolzien	Director	August 25, 2008

/s/ Geoffrey Y. Yang	Director	August 25, 2008
Geoffrey Y. Yang

/s/ Joe Uva	Director	August 25, 2008
Joe Uva

/s/ David Zaslav	Director	August 25, 2008
David Zaslav

INDEX TO EXHIBITS

4.1	TiVo Inc. 2008 Equity Incentive Award Plan.

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1 hereto).

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on the signature page to this Registration Statement).